Exhibit 4.1

                     CONSULTING SERVICES PLAN OF AGREEMENT

This  Agreement  ("Agreement")  is  entered into September 20, 2002, by and
between   BENCHMARK   TECHNOLOGY   CORPORATION,   a    Nevada    corporation
("Corporation"),   and   RANDY PETAS,   ("Consultant")  and  BRAD WETTSTEIN,
("Consultant") doing business as ASA, INC.

In consideration of the mutual promises of the parties and other good and valuable consideration, the parties hereby agree:

1. Section Services. Consultants have rendered services for the setup of the International Glass Protection training center, laminate application center and marketing services. Consultants will continue to provide additional services in order to ramp-up the application equipment, prepare laminated glass for testing and provide marketing services. These persons have provided bona-fide services to the Company which are not in relation to the offer or sale of securities in a capital-raising transaction, and which have not either directly or indirectly promoted or maintained a market for the Company's securities.

2. Section Compensation. For such services, the Corporation shall compensate Consultant as follows: Payment of 400,000 shares of common stock to Randy Petas and payment of 300,000 shares of common stock to Brad Wettstein registered on Registration Statement on Form S-8 or other appropriate form of registration under the Securities Act of 1933, as amended.

3. Section Valuation of Securities. The value of the services exchanged for the issue of the 700,000 shares of securities issued is $49,000. This is based on the value of the securities issued. The issuer corporation has determined the value of these securities to be $0.07 per share based upon the fair value of the company's common stock as quoted on the NASD OTC Electronic Bulletin Board.

4. Section Relationship of the Parties. The parties intend that the relationship between them created under this Agreement is that of independent contractors and not as employees. The Consultants are personally responsible for all taxes due to taxing authorities for any and all income recognized by this transaction.

5. Section Incorporation by Reference. This consulting agreement incorporates the terms and conditions of prior legal engagement letters setting forth the responsibilities of the parties.

BENCHMARK TECHNOLOGY CORPORATION

By:  John Dean Harper
---------------------
Title:  President

Randy Petas


Brad Wettstein


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